UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to Section 240.14a-12

PURE CYCLE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PURE CYCLE CORPORATION

1490 Lafayette Street, Suite 203

Denver, CO 80218

(303) 292-3456

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 16, 2013

TO PURE CYCLE’S SHAREHOLDERS:

You are cordially invited to attend the annual meeting of shareholders’ of Pure Cycle Corporation (the “Company”). The meeting will be held at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at the offices of Davis Graham & Stubbs LLP, on January 16, 2013 at 2:00 p.m. Mountain Time for the following purposes:

1.	To elect a board of six directors to serve until the next annual meeting of shareholders, or until their successors have been duly elected and qualified;

2.	To ratify the appointment of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the 2013 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record as of 5:00 p.m. Mountain Time on November 21, 2012 will be entitled to notice of or to vote at this meeting or any adjournment(s) or postponement(s) thereof.

Whether or not you plan to attend, please vote promptly by following the instructions on the Important Notice Regarding the Availability of Proxy Materials or, if you requested a printed set of proxy materials, by completing, signing and dating the enclosed proxy and returning it in the accompanying postage-paid envelope. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Scott E. Lehman
Scott E. Lehman, Secretary

December 6, 2012

PURE CYCLE CORPORATION

1490 Lafayette Street, Suite 203

Denver, CO 80218

(303) 292-3456

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS

To be held on January 16, 2013

ABOUT THE MEETING

This proxy statement is being made available to shareholders in connection with the solicitation of proxies by the board of directors of PURE CYCLE CORPORATION (the “Company”) for use at the annual meeting of shareholders of the Company (the “Meeting”) to be held at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at the offices of Davis Graham & Stubbs LLP on January 16, 2013 at 2:00 p.m. Mountain Time or at any adjournment or postponement thereof. This proxy statement will be made available to shareholders on or about December 6, 2012. The cost of soliciting proxies is being paid by the Company. The Company’s officers, directors, and other regular employees may, without additional compensation, solicit proxies personally or by other appropriate means.

How can I get access to the proxy materials?

Instructions on how to access the proxy materials on-line, including this proxy statement and the Company’s latest Annual Report on Form 10-K, on-line may be found in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”), as well as instructions to request a printed set of such materials. You may also request the proxy materials by contacting the Company’s transfer agent, Broadridge Corporate Issuer Solutions, by calling 1-800-579-1639, by writing the Company’s Secretary at the Company’s address set forth above, or by visiting www.proxyvote.com and entering the control number from the Notice.

If you would like to receive the Notice via email rather than regular mail in future years, please follow the instructions in the Notice. Choosing to receive future notices by email will help the Company reduce the costs and environmental impact of the Company’s shareholder meetings.

What is the purpose of the Meeting?

At the Meeting, shareholders are asked to act upon the matters outlined above in the Notice of Annual Meeting of Shareholders and as described in this proxy statement. The matters to be considered are (i) the election of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013, and (iii) such other matters as may properly come before the Meeting. Management will be available to respond to appropriate questions.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record as of 5:00 p.m. Mountain Time on November 21, 2012 (the “Record Date”), you will be entitled to vote at the Meeting or any adjournments or postponements thereof. On the Record Date, there were 24,037,596 shares of the Company’s 1/3 of $.01 par value common stock (“common stock”) issued and outstanding. Each outstanding share of the Company’s common stock will be entitled to one vote on each matter acted upon. There is no cumulative voting.

How do I vote?

If your shares are held in an account at a bank, brokerage firm, or other nominee in “street name,” you need to submit voting instructions to your bank, brokerage firm, or other nominee in order to cast your vote. If you wish to vote in person at the Meeting, you must obtain a valid proxy from the nominee that holds your shares. If you are the shareholder of record, you may vote your shares by following the instructions in the Notice mailed on or about December 6, 2012 or, if you have received a printed set of the proxy materials, you may vote your shares by completing, signing and dating the enclosed proxy card and then mailing it to the Company’s transfer agent in the pre-addressed envelope provided. You may also vote your shares by calling the transfer agent at the number listed on the proxy card or by attending the Meeting in person.

Can I change or revoke my vote?

A proxy may be revoked by a shareholder any time before it is voted at the Meeting by submission of another proxy bearing a later date, by attending the Meeting and voting in person, or if you are a shareholder of record by written notice of revocation to the Secretary of the Company.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally shareholders provide written comments on their proxy cards, which are forwarded to management of the Company.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a bank, broker, or other nominee, your shares must be voted by the nominee. If you do not provide voting instructions, under the rules of the securities exchanges, the nominee’s discretionary authority to vote your shares is limited to “routine” matters. Proposal 1 for the election of directors is not considered a routine matter for this purpose, so if you do not provide your proxy, your shares will not be voted at the Meeting with respect to the election of directors. In this case your shares will be treated as “broker non-votes” and will not be counted for purposes of determining the election of directors.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum at the Meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum is present at the Meeting.

How many votes are required to approve the proposals?

•

Election of Directors – The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees; however, a “withheld” vote or a broker non-vote (defined above) will have no effect on the outcome of the election.

•

Ratification of auditors and other matters – The number of votes cast in favor of the proposal at the Meeting must exceed the number of votes cast against the proposal for the approval of proposal 2 and other matters. For proposal 2 and any other business matters to be voted on, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.” Abstentions and broker non-votes will not be counted as votes for or against a proposal and, therefore, have no effect on the vote.

If no specification is made, then the shares will be voted “FOR” the directors nominated by the board of directors and “FOR” proposal 2 and otherwise, in accordance with the recommendations of the board of directors.

Does the Company expect there to be any additional matters presented at the Meeting?

Other than the items of business described in this proxy statement, the Company is not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy-holders, Mark W. Harding and Harrison H. Augur, have the discretion to vote your shares on any additional matter properly presented for a vote at the Meeting. If for any unforeseen reason any of the director nominees are not available for election at the date of the Meeting, the named proxy-holders will vote your shares for such other candidates as may be nominated by the board.

When will the results of the voting being announced?

The Company will announce preliminary results at the Meeting and will publish final results in a current report on Form 8-K to be filed within 4 days of the date of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 21, 2012, as to the beneficial ownership of shares of the Company’s common stock by (i) each person (or group of affiliated persons) known to the Company to own beneficially 5% or more of the common stock, (ii) each director of the Company and each nominee for director, (iii) each executive officer and (iv) all directors and executive officers as a group. All information is based on information filed by such persons with the Securities and Exchange Commission (the “SEC”) and other information provided by such persons to the Company. Except as otherwise indicated, the Company believes that each of the beneficial owners listed has sole investment and voting power with respect to such shares. On November 21, 2012, there were 24,037,596 common shares outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of November 21, 2012, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Mark W. Harding **	727,243	[1]	3.03%
Harrison H. Augur **	133,281	[2]	*
Arthur G. Epker III—One International Place, Suite 2401, Boston, MA 02110	17,500	[3]	*
Richard L. Guido **	25,000	[4]	*
Peter C. Howell **	23,000	[5]	*
George M. Middlemas—225 W. Washington, #1500, Chicago, IL 60606	25,000	[6]	*

All officers and directors as a group (6 persons)	951,024	[7]	3.94%

PAR Capital Management, Inc. / PAR Investment Partners, L.P. / PAR Group, L.P.
One International Place, Suite 2401, Boston, MA 02110	5,982,970	[8]	24.89%
High Plains A&M, LLC—301 St. Charles Ave., 3rd Floor, New Orleans, LA 70130	1,500,000	[9]	6.24%
Trigran Investments, Inc. / Trigran Investments, L.P.
630 Dundee Road, Suite 230, Northbrook, IL 60062	2,392,914	[10]	9.95%
Riley McCormack Revocable Trust—2555 Lake Avenue, Miami Beach, FL 33140	1,600,000	[11]	6.66%
RMB Capital Management, LLC—115 S. LaSalle Street, 34th Floor, Chicago, IL 60603	1,663,529	[12]	6.92%
Tealwood Asset Management, Inc.—80 South 8th Street, Suite 1225, Minneapolis, MN 55402	1,248,156	[13]	5.19%
* Less than 1%
** Address is the Company’s address: 1490 Lafayette Street, Suite 203, Denver, CO 80218

1.	Includes 210,000 shares of common stock held by SMA Investments, LLLP, a limited liability limited partnership controlled by Mr. Harding.

2.	Includes 25,000 shares purchasable by Mr. Augur under options exercisable within 60 days. Includes 10,000 shares of common stock held by Patience Partners, L.P., a limited partnership in which a foundation controlled by Mr. Augur is a 60% limited partner and Patience Partners LLC is a 40% general partner. Patience Partners LLC is a limited liability company in which Mr. Augur owns a 50% membership interest. Includes 46,111 shares of common stock held by Auginco, a Colorado partnership, which is owned 50% by Mr. Augur and 50% by his wife.
3.	Includes 17,500 shares purchasable by Mr. Epker under options exercisable within 60 days. Excludes all shares shares of common stock held directly by PAR Investment Partners, L.P. (“PIP”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P. (“PGL”), which is the general partner of PIP, has investment discretion and voting control over shares held by PIP. No shareholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of any shares held by PIP. The shares held by PIP are part of a portfolio managed by Mr. Epker. As an officer of PCM, Mr. Epker has the authority to trade the securities held by PIP, however, Mr. Epker disclaims beneficial ownership of the shares held by PIP.
4.	Includes 25,000 shares purchasable by Mr. Guido under options exercisable within 60 days.
5.	Includes 22,500 shares purchasable by Mr. Howell under options exercisable within 60 days.
6.	Includes 25,000 shares purchasable by Mr. Middlemas under options exercisable within 60 days.
7.	Includes the following shares:
a.	210,000 shares held by SMA Investments, LLLP as described in number 1 above,
b.	115,000 shares purchasable by directors and officers under options exercisable within 60 days, and
c.	10,000 shares of common stock held by Patience Partners, L.P., and 46,111 shares of common stock held by Auginco, as described in number 2 above.
8.	This disclosure is based on the Schedule 13D/A filed by PIP, PGL and PCM on January 19, 2011. PIP owns directly 5,892,970 shares. PGL, through its control of PIP as general partner, has sole voting and dispositive power with respect to all 5,892,970 shares owned beneficially by PIP. PCM, through its control of PGL as general partner, has sole voting and dispositive power with respect to all 5,892,970 shares owned beneficially by PIP.
9.	This disclosure is based on a Schedule 13G filed by High Plains A&M, LLC (“HP A&M”) on September 11, 2006, and the Company’s knowledge that 1,500,000 shares previously held by HP A&M were sold by the Company in a foreclosure sale on September 27, 2012. By reason of the status of each of H. Hunter White, Mark D. Campbell and M. Walker Baus as a member and manager of HP A&M, each of them is deemed a beneficial owner of these shares. Each of them disclaims beneficial ownership of the shares held by HP A&M except to the extent of his pecuniary interest in the limited liability company.
10.	This disclosure is based on a Schedule 13G/A filed by Trigran Investments, Inc. (“TII”), Trigran Investments, L.P. (“TIL”), Douglas Granat, Lawrence A. Oberman and Steven G. Simon on December 31, 2011. It includes 1,461,581 shares of common stock owned by TIL. By reason of its role as the general partner of TIL, TII may be considered the beneficial owner of the shares owned by TIL. By reason of their role as controlling shareholders and sole directors of TII, each of Douglas Granat, Lawrence A. Oberman and Steven G. Simon may be considered the beneficial owners of shares beneficially owned by TII.
11.	This disclosure is based on a Schedule 13G filed by Riley McCormack on September 27, 2012.
12.	This disclosure is based on a Schedule 13G filed by RMB Capital Management, LLC on February 9, 2011.
13.	This disclosure is based on a Schedule 13G filed by Tealwood Asset Management, Inc. (“Tealwood”) on January 17, 2012. Tealwood has sole dispositive power over 1,248,156 and sole voting power over 983,605 shares.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the Company’s directors, director nominees, and executive officer and their positions currently held with the Company.

Name	Age	Position
Mark W. Harding	49	Director, President, CEO and CFO *
Harrison H. Augur	70	Chairman of the Board *
Arthur G. Epker III	50	Director *
Richard L. Guido	68	Director *
Peter C. Howell	63	Director *
George M. Middlemas	66	Director *

*	Director nominee

The principal occupation and other information about each of the individuals listed above, including the period during which each has served as director or officer can be found beginning on page 16.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Company’s board of directors has chosen to separate the positions of Chief Executive Officer (“CEO”) and Chairman of the board. Keeping these positions separate allows the Company’s CEO to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day operations and allows the Company’s Chairman to lead the board of directors in its oversight and advisory roles. Because of the many responsibilities of the board of directors and the significant time and effort required by each of the Chairman and the CEO to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The board of directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

Board Risk and Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of the Company’s full board of directors, the Company’s CEO is responsible for the day-to-day management of the material risks the Company faces. In its oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Annually, the board of directors holds strategic planning sessions with management to discuss strategies, key challenges, risks and opportunities for the Company. This involvement of the board of directors in setting the Company’s business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for the Company. Additionally, the board of directors regularly receives updates from management regarding certain risks the Company faces, including various operating risks. Management attends meetings of the board of directors and its committees on a regular basis, and as is otherwise needed, and are available to address any questions or concerns raised by the board on risk management and any other matters.

The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the Company’s risk-related internal controls, internal investigations, and enterprise risks, generally. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees the Company’s corporate governance guidelines and governance-related risks, such as board independence, as well as management and director succession planning. The Compensation Committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with the Company’s business strategy that do not encourage excessive risk-taking.

Board Membership and Director Independence

Director Independence – At least a majority of the members of the board and all members of the board’s Audit, Compensation, and Nominating Committees must be independent in accordance with the listing standards of The NASDAQ Stock Market. The board has determined that five of the six current members, Messrs. Augur, Epker, Guido, Howell, and Middlemas, are independent pursuant to the standards of The NASDAQ Stock Market.

Terms of Directors and Officers – All directors are elected for one-year terms which expire at the annual meeting of shareholders or when their successors are duly elected and qualified. The Company’s officers are elected annually by the board of directors and hold office until their successors are duly elected and qualified.

Family Relationships of Directors and Officers – None of the current directors or officers, or nominees for director, is related to any other officer or director of the Company or to any nominee for director.

Board meetings held – The board of directors and each of the standing committees described below meet throughout the fiscal year on a set schedule. They also hold special meetings and act by written consent from time to time as appropriate. The Company’s independent directors meet regularly in executive sessions without management present. The executive sessions of independent directors are held in conjunction with each regularly scheduled board meeting.

During the fiscal year ended August 31, 2012, the board of directors held three (3) meetings. All board members attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which the director served. All of the Company’s board members are expected to attend the annual meetings. All of the Company’s board members attended the 2012 Annual Meeting.

Committees

The Board has three standing committees: Audit Committee, Compensation Committee and the Nominating Committee. Each of the committees regularly reports on its activities and actions to the full board of directors.

Membership in the standing committees for 2012 is set forth below:

Fiscal 2012 Committee Membership
Director	Audit Committee	Compensation Committee	Nominating Committee
M. Harding	—	—	—
H. Augur	X	X	X
A. Epker	—	X	X
R. Guido	X	—	Chair
P. Howell	Chair	—	—
G. Middlemas	—	Chair	—

Audit Committee – The Audit Committee consists of Mr. Howell (Chair) and Messrs. Augur and Guido. The board of directors has determined that all of the members of the Audit Committee are “independent” within the meaning of the listing standards of The NASDAQ Stock Market and the SEC rules governing audit committees. In addition, the board has determined that Mr. Howell meets the SEC criteria of an “audit committee financial expert” by reason of his understanding of Accounting Principles Generally Accepted in the United States of America (“GAAP”) and the application of GAAP, his education, his experiences as an auditor and chief financial officer, and his understanding of financial statements. See Mr. Howell’s biography under Election of Directors (Proposal No. 1) for additional information.

The functions to be performed by the Audit Committee include the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors. The Audit Committee Charter is available on the Company’s website at www.purecyclewater.com. The Audit Committee held four (4) meetings during the fiscal year ended August 31, 2012. In addition, the Audit Committee Chair met twice with the auditors during the fiscal year ended August 31, 2012.

Compensation Committee – The Compensation Committee consists of Mr. Middlemas (Chairman) and Messrs. Augur and Epker. The board of directors has determined that all members of the Compensation Committee are “independent” with the meaning of the listing standards of The NASDAQ Stock Market. The functions to be performed by the Compensation Committee include establishing the compensation of officers, evaluating the performance of officers and key employees, and administering employee incentive compensation plans. The Compensation Committee typically meets with the CEO to obtain information about employee performance and compensation recommendations. It also has the authority to engage outside advisors to assist the committee with its functions. The Compensation Committee has the power to delegate authority to the CEO or a subcommittee to make certain determinations with respect to compensation for employees who are not executive officers. The Company’s Compensation Committee Charter is available on the Company’s website at www.purecyclewater.com. The Compensation Committee held two (2) meetings during the fiscal year ended August 31, 2012.

Nominating and Corporate Governance Committee – The Nominating Committee consists of Messrs. Guido (Chairman), Epker and Augur. The board of directors has determined that all the members of the Nominating Committee are “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the board and to make recommendations to the board with respect to director compensation. In addition, the Nominating Committee is responsible for establishing the Company’s Corporate Governance Guidelines and evaluating the board and its processes. In selecting nominees for the board, the Nominating Committee is seeking a board with a variety of experience and expertise, and in selecting nominees it will consider business experience in the industry in which the Company operates, financial expertise, independence from the Company, experience with publicly traded companies, experience with relevant regulatory matters in which the Company is involved, and a reputation for integrity and professionalism. The Company does not have a formal policy with respect to the consideration of diversity in identifying director nominees, but it considers diversity as part of its overall assessment of the board’s functions and needs. Nominees must be at least 21 years of age and less than 70 on the date of the annual meeting, unless the Nominating Committee waives such requirements. The Nominating Committee waived this requirement for Mr. Augur. Identification of prospective board members is done by a combination of methods, including word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to the Company. The Nominating Committee Charter is available on the Company’s website at www.purecyclewater.com. The Nominating Committee held two (2) meetings during the fiscal year ended August 31, 2012.

The Nominating Committee will consider nominations for director made by shareholders of record entitled to vote. In order to make a nomination for election at the 2014 annual meeting, a shareholder must provide notice, along with supporting information (discussed below) regarding such nominee, to the Company’s Secretary by August 10, 2013, in accordance with the Company’s bylaws. The Nominating Committee evaluates nominees recommended by shareholders utilizing the same criteria it uses for other nominees.

Each shareholder recommendation should be accompanied by the following:

•

The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of the Company’s shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of the Company’s next annual meeting;

•

The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of the Company’s equity securities, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Nominating Committee and will provide such information as the Nominating Committee may request for its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

Information about any business or personal relationships between the candidate and any of the Company’s customers, suppliers, vendors, competitors, directors or officers, or other persons with any special interest regarding any transactions between the candidate and the Company; and

•

Any information in addition to the above about the candidate that would be required to be included in the Company’s proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

Compensation Committee Interlocks and Insider Participation – No interlocking relationship exists between any member of the board of directors or the Compensation Committee and any other company’s board of directors or compensation committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics for its directors, officers and employees, which is available on the Company’s website at www.purecyclewater.com.

Shareholder Communications with the Board

The board of directors has adopted a policy for shareholders to send communications to the board. The policy is available on the Company’s website. Shareholders wishing to send communications to the board may contact the Chairman of the board at the Company’s principal place of business or e-mail chairman@purecyclewater.com. All such communications shall be shared with the members of the board, or if applicable, a specified committee or director.

Director Compensation

Directors who are employees of the Company receive no fees for board service. Currently, Mr. Harding is the only director who is also an employee. Each non-employee director receives a payment of $10,000 for each full year in which he or she serves as a director, with an additional payment of $1,000 for each committee on which he or she serves, and $1,000 for serving as chairman of the board. Directors receive $500 for attendance at each board meeting and, if committee meetings are held separate from board meetings, each director receives $500 for attendance at such committee meetings.

The following table sets forth summary information concerning the compensation paid to the Company’s non-employee directors in fiscal 2012 for services to the Company:

Director Compensation
	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)
H. Augur (2)	16,500	—	4,600	—	—	—	21,100
A. Epker (3)	13,500	—	4,600	—	—	—	18,100
R. Guido (4)	14,500	—	4,600	—	—	—	19,100
P. Howell (5)	14,500	—	4,600	—	—	—	19,100
G. Middlemas (6)	12,500	—	4,600	—	—	—	17,100

(1)	In addition to cash compensation, as part of the 2004 Incentive Plan approved by shareholders at the 2004 annual meeting of shareholders, each non-employee director receives an option to purchase 5,000 shares of common stock upon initial election or appointment to the board (which vest one half at each of the first and second anniversary dates of the grant), and an option to purchase 2,500 shares for each subsequent full year in which he or she serves as a director, which options vest one year from the date of grant. The amounts in this column represent the total dollar amount that will be recognized as expense for financial reporting purposes with respect to the options granted during the Company’s fiscal year ended August 31, 2012. For more information about how the Company values and accounts for share-based compensation see Note 8 – Shareholders’ Equity in the Company’s August 31, 2012 Annual Report on Form 10-K.
(2)	The $16,500 earned by Mr. Augur is comprised of: $10,000 for serving on the board, $1,000 for being chairman of the board, $3,000 for serving on three committees, and $2,500 for attendance at board and committee meetings ($500 per meeting). Mr. Augur had 25,000 options outstanding as of August 31, 2012, all of which are exercisable within 60 days of the filing of this proxy statement.
(3)	The $13,500 earned by Mr. Epker is comprised of: $10,000 for serving on the board, $2,000 for serving on two committees, and $1,500 for attendance at board and committee meetings ($500 per meeting). Mr. Epker had 17,500 options outstanding as of August 31, 2012, all of which are exercisable within 60 days of the filing of this proxy statement.
(4)	The $14,500 earned by Mr. Guido is comprised of: $10,000 for serving on the board, $2,000 for serving on two committees, and $2,500 for attendance at board and committee meetings ($500 per meeting). Mr. Guido had 25,000 options outstanding as of August 31, 2012, all of which are exercisable within 60 days of the filing of this proxy statement.
(5)	The $14,500 earned by Mr. Howell is comprised of: $10,000 for serving on the board, $1,000 for serving on one committee, and $3,500 for attendance at board and committee meetings ($500 per meeting). Mr. Howell had 22,500 options outstanding as of August 31, 2012, all of which are exercisable within 60 days of the filing of this proxy statement.
(6)	The $12,500 earned by Mr. Middlemas is comprised of: $10,000 for serving on the board, $1,000 for serving on one committee, and $1,500 for attendance at board and committee meetings ($500 per meeting). Mr. Middlemas had 25,000 options outstanding as of August 31, 2012, all of which are exercisable within 60 days of the filing of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Persons Covered

This compensation discussion and analysis addresses compensation for fiscal 2012 for Mark W. Harding, the Company’s President, CEO and Chief Financial Officer (“CFO”) and its only executive officer.

Summary

The Company’s compensation plan is designed to attract, retain and motivate quality executive talent critical to the Company’s growth and success. The compensation plan is structured to reward the executive officer of the Company with competitive total pay opportunities through a compensation mix that emphasizes cash and non-cash incentives and merit-based salary increases, while de-emphasizing entitlements and perquisites.

The Company’s 2012 financial results continue to be negatively impacted by the significant declines in new home construction in Colorado since 2006. The Company did, however, achieve certain strategic objectives during fiscal 2012, including:

•

Expansion of the Company’s water system capacity through an agreement with the Rangeview District to operate the East Cherry Creek Valley Water and Sanitation District’s (“ECCV”) Land Board system, which allows the Company to utilize the system to provide water to commercial and industrial customers, including customers providing water for drilling and hydraulic fracturing (“fracking”) of oil and gas wells; and

•	16% increase in water revenues due to increase in water sold for fracking.

The Compensation Committee recommended changes to the CEO’s compensation for fiscal 2012 as compared to fiscal 2011. Recognizing that there had been no salary adjustments and no equity based compensation awards for Mr. Harding since September 2007 and that Mr. Harding currently has a significant stock ownership position in the Company’s common stock, the Compensation Committee determined that a salary increase and a modest cash bonus award were the best way to incentivize Mr. Harding. In August 2011, the Compensation Committee recommended, and the board of directors approved, a 5% salary increase to be effective in fiscal 2012. In August 2012, the Compensation Committee recommended, and the board of directors approved, a bonus award to Mr. Harding in recognition of achievements in fiscal 2012. The compensation plan for Mr. Harding is described below.

Compensation Philosophy

The Company’s executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee is composed of Messrs. Middlemas, Augur and Epker, three independent, non-employee directors. The Compensation Committee reviews the performance and compensation level for the CEO and makes recommendations to the board of directors for final approval. The Compensation Committee also determines equity grants under the 2004 Incentive Plan, if any. The CEO may provide information to the Compensation Committee regarding his compensation; however, the Compensation Committee makes the final determination on the executive compensation recommendation to the board. Final compensation determinations are generally made in August at the end of the Company’s fiscal year. The following outlines the philosophy and objectives of the Company’s compensation plan.

The objectives of the Company’s compensation plan are to correlate executive compensation with the Company’s objectives and overall performance and to enable the Company to attract, retain and reward executive officers who contribute to its long-term growth and success. The compensation plan is designed to create a mutuality of interest between executive and shareholders through equity ownership programs and to focus the executive’s attention on overall corporate objectives, in addition to the executive’s personal objectives.

The goal of the Compensation Committee is to provide a compensation package that is competitive with compensation practices of companies with which the Company competes, provides variable compensation that is linked to achievement of the Company’s operational performance goals, and aligns the interests of the executive officer and employees with those of the shareholders of the Company. Additionally, the Compensation Committee’s goal is to design a compensation package that falls within the mid-range of the packages provided to executives of similarly sized corporations in like industries.

Generally, the executive officer receives a base cash salary and an opportunity to earn a cash bonus based on attainment of predetermined objectives at the discretion of the Compensation Committee. Long-term equity incentives are also considered. The mixture of cash and non-cash compensation items is designed to provide the executive with a competitive total compensation package while not using an excessive amount of the Company’s cash or overly diluting the equity positions of its shareholders. The Company’s executive officer does not receive any perquisites or personal benefits. The executive officer is eligible for the same benefits available to all Company employees. Currently, this includes participation in a tax-qualified 401(k) plan, health and dental plans.

Compensation of the Company’s CEO

The current compensation program for the Company’s CEO consists of the following:

Base Salary—In August 2011, the Compensation Committee reviewed and recommended a salary for the CEO for the fiscal year ended August 31, 2012. Mr. Harding’s base salary was established by the Compensation Committee based upon publicly available compensation data for executive officers in comparable companies in the water development industry, job responsibilities, level of experience, individual performance and contributions to the business throughout his career with the Company, lack of salary increases since 2007 due to financial constraints and Mr. Harding’s achievements in fiscal 2011, which included the following:

•	completion of a public offering for $5.4 million;

•	issuance of a convertible note for $5.2 million;

•	acquisition of the Sky Ranch property;

•	execution of an oil and gas lease for the Sky Ranch property; and

•	increases in water revenues and gross margins.

In making the base salary decision, the Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. While the Compensation Committee reviewed competitive compensation data, it did not benchmark Mr. Harding’s compensation to that of any other company. The Compensation Committee recommended a 5% salary increase from $250,000 to $262,500. The board approved the committee’s recommendation.

Incentive Bonus—The Compensation Committee’s goal in granting incentive bonuses is to tie a portion of the CEO’s compensation to the operating performance of the Company and to the CEO’s individual contribution to the Company. The Compensation Committee did not benchmark the CEO’s bonus to that of executive officers at other companies. In formulating recommendations for bonus compensation for Mr. Harding, the Compensation Committee considered a number of factors, including, among other things: (i) the extraordinary efforts put forth by Mr. Harding in handling unanticipated and challenging events during fiscal 2012 including two lawsuits and the default by High Plains A&M, LLC (“HP A&M”) on $9.6 million of promissory notes secured by deeds of trust on the Company’s Arkansas River land and water rights; (ii) Mr. Harding’s experience, talents and skills, and the importance thereof to the Company; and (iii) the potential availability of better paying positions for officers with Mr. Harding’s experience and skills.

Development and operation of water and wastewater systems requires long-term planning to meet anticipated future needs of customers, balancing concerns of constructing expensive infrastructure in advance of customer demand with concerns of not being prepared for increased customer demands. The strategy and objectives of the Company must of necessity address the needs of customers over a lifetime. Additionally, development of the areas to be served by the Company’s water systems is a process that is anticipated to take many years and involves many factors which are not within the Company’s control, including, but not limited to the decisions of the State Land Board of Colorado (the “Land Board”) with respect to development of the Lowry Range; housing markets; and competing agendas of governmental entities, developers, environmental groups, conservation groups and agricultural interests. Therefore, performance plan objectives established by the Compensation Committee for the CEO and other key personnel tend to be long range objectives which cannot reasonably be expected to be completed in the course of a single year. Additionally, the Compensation Committee designs the plan to award performance without encouraging inappropriate risk taking.

In August 2011, the Compensation Committee recommended and the board of directors approved establishing a performance plan for fiscal 2012. The Compensation Committee structured the performance plan to provide for a maximum bonus payout for Mr. Harding based on a potential award equal to 100% of his salary with the following targets:

Less than Substantial Progress	Substantial Progress on Plan	Meet Plan	Exceed Plan
Discretionary	75% – 99%	100%	Up to 150%

The 2012 performance plan was comprised of six corporate, nonfinancial objectives, long-term and strategic in nature, including the following five objectives: (i) expansion of water system capabilities at Lowry Range and Sky Ranch; (ii) negotiations with the Land Board to obtain certain corporate objectives and protect the Company’s rights on the Lowry Range; (iii) evaluate transactions regarding Sky Ranch; (iv) execution of an export water service agreement with a municipality on favorable terms to the Company; and (v) execution of an agreement regarding the Paradise Water Supply. The sixth goal was a corporate operating objective the disclosure of which the Company believes would cause competitive harm. The Compensation Committee believed that the achievement of each performance objective, including the undisclosed sixth goal, would be extraordinarily difficult and that it was unlikely that the CEO and key employees would be able to fully achieve them.

In August 2012, the Compensation Committee reviewed the Company’s operating results for fiscal 2012, evaluated the Company’s success in achieving the six nonfinancial objectives, and determined that two of the six objectives had become unattainable pending resolution of the lawsuit filed by the Company against the Land Board and the lawsuit filed by HP A&M against the Company. The Compensation Committee determined that partial progress had been made toward completing two of the objectives – expansion of water system capacities and an export water service agreement. The Compensation Committee determined that less than 75% progress had been made toward the performance plan and, therefore, any bonus would be discretionary. The Compensation Committee determined that a bonus was warranted in recognition of Mr. Harding’s handling of the unanticipated challenges arising from the lawsuits and the defaults by HP A&M and his development of a comprehensive plan for dealing with the $9.6 million of promissory notes defaulted on by HP A&M which are secured by the Company’s Arkansas River rights. The Compensation Committee recommended awarding, and the board authorized awarding, Mr. Harding a discretionary bonus of $25,000, in fiscal 2012.

Long-Term Stock Incentives—The Compensation Committee has previously provided the Company’s CEO with long-term equity incentive compensation through grants of stock options and shares of restricted stock. The goal of the long-term stock incentives has been to align the interests of the CEO with those of the Company’s shareholders and to provide the CEO with a long-term incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options and restricted stock grants directly motivate an executive to maximize long-term shareholder value. The philosophy of administering the long-term stock incentive plan is to tie the number of stock options and shares of restricted stock awarded to each employee in the plan to the performance of the Company and to the individual contribution of each employee in the plan. No long-term stock incentives were granted to Mr. Harding during the fiscal year ended August 31, 2012. Based on Mr. Harding’s current level of stock ownership, the Compensation Committee determined that Mr. Harding’s interests were adequately aligned with the interests of the Company’s shareholders and that Mr. Harding currently had significant incentives to maximize long-term shareholder value. In addition, the Compensation Committee determined that cash compensation in the form of increased salary and bonus would provide better incentives for Mr. Harding to achieve the Company’s performance objectives.

Discussion with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its CEO and its other four most highly compensated executive officers. The Company has not established a policy with regard to Section 162(m) of the Code, because the Company does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Stock Ownership Requirements for Executive Officers

While the Company has not established stock ownership guidelines for its executive officer(s), at August 31, 2012, the Company’s CEO owned stock with a market value of approximately of six times his base salary, which is in excess of the five times base salary multiple that is the median multiple for the Top 100 of S&P 500 companies and equal to the six times base salary that the Institutional Shareholder Services (“ISS”) defines as “robust” ownership, earning such companies the highest score on the item form ISS.

Compensation Tables

The Company’s CEO, Mr. Harding, is the Principal Executive Officer and the Principal Financial Officer of the Company. Therefore, all tables contained in this section relate solely to Mr. Harding.

Summary Compensation Table
Name and principal position	Fiscal year	Base Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark W. Harding	2012	262,500	25,000	—	—	—	—	—	287,500
President,	2011	250,000	135,000	—	—	—	—	—	385,000
CEO and CFO	2010	250,000	—	—	—	—	—	—	250,000

Grants of Plan Based Awards – The Company did not grant any plan based awards to Mr. Harding during the year ended August 31, 2012. Therefore, the Company omitted the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End – Mr. Harding did not have any outstanding equity awards at August 31, 2012. Therefore, the Company omitted the Outstanding Equity Awards at Fiscal Year-End table.

Option Exercise and Stock Vested – Mr. Harding did not exercise any options or have any stock vest during the year ended August 31, 2012. Therefore, the Company omitted the Option Exercise and Stock Vested table.

Pension Benefits – The Company does not offer pension benefits. Therefore, the Company omitted the Pension Benefits Table.

Non-Qualified Deferred Compensation – The Company does not have any non-qualified deferred compensation plans. Therefore, the Company has omitted the Non-Qualified Deferred Compensation Table.

Termination or Change-in-Control Payments – The Company does not have any plan or arrangement that provides for payments to the executive officer in connection with a termination or change of control.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussion with management, has recommended to the full board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

/s/ George M. Middlemas (Chairman)

/s/ Harry H. Augur

/s/ Arthur G. Epker III

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee of the board of directors is comprised of independent directors and operates under a written charter adopted by the board of directors. The Audit Committee charter is reassessed and updated as needed in accordance with applicable rules of the SEC and The NASDAQ Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain the Company’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended August 31, 2012 with the Company’s independent auditors, GHP Horwath, P.C. (“GHP”), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee meets with GHP, with and without management present, to discuss the results of their examination and the overall quality of the Company’s financial reporting. The Audit Committee discussed and reviewed with GHP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. GHP also provided the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB for independent auditor communications with the Audit Committee concerning independence. The Audit Committee also confirmed GHP’s independence with GHP.

Based on the foregoing, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Form 10-K for the fiscal year ended August 31, 2012.

/s/ Peter C. Howell (Chairman)

/s/ Harrison H. Augur

/s/ Richard L. Guido

[1]

These reports are not “soliciting material,” are not deemed “filed” with the Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in any such filing, except to the extent the Company specifically references one of these reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

Arkansas River Transaction with HP A&M – The Company owns approximately 60,000 acre feet of water rights in the Arkansas River together with 16,000 acres of irrigated farm land (and an additional 1,500 acres held for sale). The Company acquired this water and land from HP A&M pursuant to an asset purchase agreement dated May 10, 2006 (the “Arkansas River Agreement”). As consideration for these assets, the Company issued HP A&M 3,000,000 shares of its common stock. As a result of this acquisition HP A&M owned 16.8% of the then outstanding shares of common stock of the Company and become a related party. The Company also granted HP A&M the right to receive ten percent (10%) of gross proceeds, or the equivalent thereof, from the sale of the next 40,000 water taps (the “Tap Participation Fee”), which was valued at approximately $45.6 million at the acquisition date. The Tap Participation Fee is due and payable once the Company sells a water tap and receives the consideration due for such water tap. In conjunction with the Arkansas River Agreement the Company also entered into a property management agreement pursuant to which HP A&M agreed to manage the farm properties (the “Property Management Agreement”). Effective as of September 1, 2011, (i) HP A&M elected to increase the Tap Participation Fee percentage from 10% to 20% and take a corresponding 50% reduction in the number of taps subject to the Tap Participation Fee and (ii) pursuant to the Property Management Agreement, the Company began allocating 26.9% of the Net Revenues (defined as all lease and related income received from the farms less employee expenses, direct expenses for managing the leases and a reasonable overhead allocation) paid to HP A&M against the Tap Participation Fee. Although the Company did not sell any water taps during the years ended August 31, 2012 or 2011, the Company allocated Net Revenues in the amount of $189,700 in fiscal 2012 to the Tap Participation Fee liability and additional paid-in capital (due to HP A&M being a related party).

60 of the 80 properties the Company acquired from HP A&M are subject to outstanding promissory notes payable to third parties with principal and accrued interest totaling $9.6 million and $10.0 million at August 31, 2012 and 2011, respectively. These promissory notes are secured by deeds of trust on the Company’s Arkansas River properties and water rights. As of fiscal year end 2012 and since that date, HP A&M has defaulted on over 50% of the notes and informed the Company that it does not intend to pay any of the remaining notes. Although the Company is not legally responsible for paying these notes, if the Company does not cure the defaults, it would lose 75% of the Arkansas River properties and a comparable percentage of water rights. The Company has a right to collect from HP A&M any amounts the Company spends to cure the defaulted notes. As a consequence of these defaults, the Company terminated the Property Management Agreement and, subsequent to year end, sold 1.5 million shares of Company common stock owned by HP A&M which were pledged by HP A&M to secure the payment and performance of the promissory notes.

Subsequent to fiscal 2012, the Company began acquiring the defaulted and non-defaulted promissory notes that are payable by HP A&M. As of the date of filing the Company’s 2012 Annual Report on Form 10-K, the Company had acquired $5.1 million of the notes payable by HP A&M in exchange for a combination of cash and secured notes payable by the Company. The majority of the notes issued by the Company have a five-year term, bear interest at an annual rate of 5% and require semi-annual payments with a straight-line amortization schedule. The notes purchased by the Company continue to be due and payable by HP A&M to the Company as the new holder. Accordingly, the Company has recorded the entire amount of the HP A&M notes as a receivable from HP A&M.

Convertible Negotiable Promissory Note – Effective September 28, 2010, the Company issued a Convertible Negotiable Promissory Note (the “Note”) to PIP, an approximately 15.2 % shareholder of the Company’s common stock at the time of issuance. On January 11, 2011, upon approval by the Company’s shareholders, the Note was converted into 1,982,099 shares of the Company’s common stock.

Stock Purchase Pursuant to the Company’s Public Offering – In connection with the Company’s September 28, 2010, offering of 1,923,931 shares of the Company’s common stock, the Company’s Chairman of the board, Mr. Augur, purchased 13,333 shares (or $40,000) in the offering and PIP purchased 930,633 shares (or $2,791,899) in the offering at the offering price of $3.00 per share.

The Audit Committee discussed and evaluated the issuance of the Note to PIP and the stock purchases by Mr. Augur and PIP in accordance with the Company’s Code of Business Conduct and Ethics and the Audit Committee Charter, as described below. The Audit Committee approved the Note issuance and stock purchases after determining that the terms and conditions of the Note and purchases were fair to the Company and its shareholders and in the Company’s best interest.

Review and Approval of Related Party Transactions

It is the Company’s policy as set forth in its Code of Business Conduct and Ethics that actual or apparent conflicts of interest are to be avoided if possible and must be disclosed to the board of directors. Pursuant to the Code of Business Conduct and Ethics, any transaction involving a related party must be reviewed and approved by the Audit Committee. Additionally, the Audit Committee Charter requires the Audit Committee to review any transaction involving the Company and a related party at least once a year or upon any significant change in the transaction or relationship. The Code also provides non-exclusive examples of conduct which would involve a potential conflict of interest and requires any material transaction involving a potential conflict of interest to be approved in advance by the board. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on the Company’s website, in a press release, or on a current report on Form 8-K.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that solicits information about related party transactions. The Company’s board of directors and outside legal counsel review all transactions and relationships disclosed in the directors’ and officers’ questionnaire, and the board makes a formal determination regarding each director’s independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the board of directors will determine the appropriate response.

ELECTION OF DIRECTORS

(Proposal No. 1)

As of the date of the Meeting, the number of members of the board of directors will be fixed at six. The board of directors nominates the following persons currently serving on the board for reelection to the board: Mark W. Harding, Harrison H. Augur, Arthur G. Epker III, Richard L. Guido, Peter C. Howell, and George M. Middlemas.

Set forth below are the names of all nominees for director, all positions and offices with the Company held by each such person, the period during which each has served as such, and the principal occupations and employment of and public company directorships held by such persons during at least the last five years, as well as additional information regarding the skills, knowledge and experience with respect to each nominee which has led the board of directors to conclude that each such nominee should be elected or re-elected as a director of the Company.

Mark W. Harding. Mr. Harding joined the Company in April 1990 as Corporate Secretary and Chief Financial Officer. He was appointed President of the Company in April 2001, CEO in April 2005, and a member of the board of directors in February 2004. Mr. Harding brings a background in investment banking and public finance, having worked from 1988 to 1990 for Price Waterhouse’s management consulting services where he assisted clients in public finance and other investment banking related services. In determining Mr. Harding’s qualifications to be on the board of directors, the board of directors considered, among other things, that Mr. Harding is the President and a board member of the Rangeview Metropolitan District and serves on a number of advisory boards relating to water and wastewater issues in the Denver region, including a statewide roundtable created by the Colorado legislature charged with identifying ways in which Colorado can address the water shortages facing Front Range cities including Denver and Colorado Springs. Mr. Harding earned a B.S. Degree in Computer Science and a Masters in Business Administration in Finance from the University of Denver.

Harrison H. Augur. Mr. Augur joined the board and was elected Chairman in April 2001. For more than 20 years, Mr. Augur has been involved with investment management and venture capital investment groups. Mr. Augur has been a general partner of Patience Partners LLC since 1999. Mr. Augur received a Bachelor of Arts degree from Yale University, an LLB degree from Columbia University School of Law, and an LLM degree from New York University School of Law. In determining Mr. Augur’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and law.

Arthur G. Epker III. Mr. Epker was appointed to the board in August 2007. Since 1992, Mr. Epker has been a Vice President and partner of PAR Capital Management, Inc., an investment adviser. In that capacity, Mr. Epker manages a portion of the assets of PAR Investment Partners, L.P., a private investment fund. Mr. Epker received his undergraduate degree in computer science and economics with highest distinction from the University of Michigan and received a Master of Business Administration from Harvard Business School. In determining Mr. Epker’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and investment management.

Richard L. Guido. Mr. Guido served as a member of the Company’s board from July 1996 through August 31, 2003, and rejoined the board in 2004. Mr. Guido was Associate General Counsel of DeltaCom, Inc., a telecommunications company, from March 2006 to March 2007. From 1980 through 2004, Mr. Guido was an employee of Inco Limited, a Canadian mining company (now known as Vale). While at Inco Mr. Guido served as Associate General Counsel of Inco Limited and served as President, Chief Legal Officer and Secretary of Inco United States, Inc., now known as Vale Americas, Inc. Mr. Guido received a Bachelor of Science degree from the United States Air Force Academy, a Master of Arts degree from Georgetown University, and a Juris Doctor degree from the Catholic University of America. In determining Mr. Guido’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance, law and natural resource development.

Peter C. Howell. Mr. Howell was appointed to fill a vacancy on the board in February 2005. From 1997 to present, Mr. Howell has served as an officer, director or advisor to various business enterprises in the area of acquisitions, marketing and financial reporting. From August 1994 to August 1997, Mr. Howell served as the Chairman and Chief Executive Officer of Signature Brands USA, Inc. (formerly known as Health-O-Meter), and from 1989 to 1994 Mr. Howell served as Chief Executive Officer and a director of Mr. Coffee, Inc. Mr. Howell is a member of the board of directors of Libbey, Inc., Global Lite Array Inc. (a subsidiary of Global-Tech Advanced Innovations Inc.) and Great Lakes Cheese, Inc., a privately held company. Mr. Howell received a Master of Arts degree in Economics from Cambridge University. In determining Mr. Howell’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and financial reporting as well as his general business expertise.

George M. Middlemas. Mr. Middlemas has been a director since April 1993. Mr. Middlemas has been a general partner with Apex Venture Partners, a diversified venture capital management group, since 1991. From 1985 to 1991, Mr. Middlemas was Senior Vice President of Inco Venture Capital Management, primarily involved in venture capital investments for Inco Securities Corporation. From 1979 to 1985, Mr. Middlemas was Vice President and a member of the Investment Committee of Citicorp Venture Capital Ltd., where he sourced, evaluated and completed investments for Citicorp. Mr. Middlemas is a director of Advanced Equities, Inc., Pennsylvania State University Library Development Board, and Pennsylvania State University Athletic Committee and previously served 15 years as a director of the Joffrey Ballet of Chicago. Mr. Middlemas received a Bachelor’s degree in History and Political Science from Pennsylvania State University, a Masters degree in Political Science from the University of Pittsburgh and a Master of Business Administration from Harvard Business School. In determining Mr. Middlemas’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and investment management, as well as his Certified Public Accountant (“CPA”) Certificate.

The proxy cannot be voted for more than the six nominees named. Directors are elected for one-year terms or until the next annual meeting of the shareholders and until their successors are elected and qualified. All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, one or more nominees is not available for election, the proxy holders named in the enclosed proxy card intend to vote for such other person or persons as the Nominating Committee may nominate.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Action is to be taken by the shareholders at the Meeting with respect to the ratification and approval of the selection by the Audit Committee of the Company’s board of directors of GHP Horwath, P.C. (“GHP”) to be the independent registered public accounting firm of the Company for the fiscal year ending August 31, 2013. In the event of a negative vote on such ratification, the Audit Committee of the board of directors will reconsider its selection. A representative of GHP is expected to be present at the Meeting. The GHP representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, GHP is required to confirm that the provision of such services does not impair the auditors’ independence. Before selecting GHP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with GHP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving GHP and any proceedings by the SEC against the firm.

GHP has no direct or indirect financial interest in the Company and does not have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director nor associate of the Company has any interest in GHP.

Fees – For the fiscal years ended August 31, 2012 and 2011, the Company was billed the following audit, audit-related, tax and other fees by its independent registered public accountant. The Audit Committee approved 100% of these fees in accordance with the Audit Committee Charter.

	For the Fiscal Years Ended:
	August 31, 2012	August 31, 2011
Audit Fees	$61,350	$52,000
Audit Related Fees	$1,500	$1,500
Tax	$8,000	$8,000
All Other Fees	$—	$—

Pre-Approval Policy – The Audit Committee has established a pre-approval policy in its charter. In accordance with the policy, the Audit Committee pre-approves all audit, non-audit and internal control related services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

ACTION TO BE TAKEN UNDER THE PROXY

The proxy will be voted “FOR” approval of proposal 2 and “FOR” the directors nominated by the board, unless the proxy is marked in such a manner as to withhold authority to so vote. The proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof. Management knows of no other matters, other than the matters set forth above, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

OTHER INFORMATION

Section 16 (a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers and persons who are beneficial owners of more than 10% of common stock are required to file reports of their holdings and transactions in common stock with the SEC and furnish the Company with such reports. Based solely upon the review of the copies of the Section 16(a) reports received by the Company and written representations from these persons, the Company believes that during the fiscal year ended August 31, 2012, all the directors, executive officers and 10% beneficial owners complied with the applicable Section 16(a) filing requirements. The Company files the Form 4 with respect to stock purchases made on behalf of the directors.

Shareholder Proposals

Shareholder proposals for inclusion in the Proxy Statement for the 2014 annual meeting of shareholders must be received at the principal executive offices of the Company by August 8, 2013 but not before June 10, 2013. For more information refer to the Company’s Bylaws which were filed as Appendix C to the Proxy Statement on Schedule 14A filed with the SEC on December 14, 2007. The Company is not required to include proposals received outside of these dates in the proxy materials for the 2014 annual meeting of shareholders, and any such proposals shall be considered untimely. The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals.

Delivery of Materials to Shareholders with Shared Addresses

The Company utilizes a procedure approved by the SEC called “householding”, which reduces printing and postage costs. Shareholders who have the same address and last name will receive one copy of the Important Notice Regarding the Availability of Proxy Materials or one set of printed proxy materials unless one or more of these shareholders has provided contrary instructions.

If you wish to receive a separate copy of the proxy statement or the Notice of the Company’s Annual Report on Form 10-K, or if you are receiving multiple copies and would like to receive a single copy, please contact the Company’s transfer agent at 1-855-418-5058, or write to or call the Company’s Secretary at the Company’s address or phone number set forth above, and the Company will undertake to deliver such documents promptly. If your shares are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.

Form 10-K and Related Exhibits

The Company’s Annual Report on Form 10-K is available, free of charge, at the Company’s website, www.purecyclewater.com, or at the SEC’s website, www.sec.gov. In addition, the Company will furnish a copy of its Form 10-K to any shareholder free of charge and a copy of any exhibit to the Form 10-K upon payment of the Company’s reasonable expenses incurred in furnishing such exhibit(s). You may request a copy of the Form 10-K or any exhibit thereto by writing the Company’s Secretary at: Pure Cycle Corporation, 1490 Lafayette Street, Suite 203, Denver, CO 80218, or by sending an email to info@purecyclewater.com. The information on the Company’s website is not part of this proxy statement.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate> January 16,. 2013Meeting Information PURE CYCLE CORPORATION Meeting Type: Annual <mtgtype> Meeting For holders as of: November <recdate> 21, 2012 Date: January 16, 2013 Time: 2:00 <mtgtime> PM MST Location: Davis Graham & Stubbs LLP 1550 17th Street Suite 500 Denver, CO 80202 You are receiving this communication because you hold PureCycle Corporation shares in the above named company. c/o Broadridge Corporate Issuer Solutions P O Box 3468 New Hyde Park, NY 11040 This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: 1. Combined Document How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 01, 2013 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items The Board of Directors recommends you vote FOR all of the following: 1. Election of Directors Nominees 01 Mark W. Harding 02 Harrison H. Augur 03 Arthur G. Epker, III 04 Richard L. Guido 05 Peter C. Howell 06 George M. Middlemas The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of appointment of GHP Horwath, P.C. as the independent registered public accounting firm for the fiscal year ending August 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

0000152715_4 R1.0.0.11699

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Pure Cycle Corporation c/o Broadridge Corporate Issuer Solutions ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS P O Box 3468 If you would like to reduce the costs incurred by our company in mailing proxy New Hyde Park, NY 11040 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR all of the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Mark W. Harding 02 Harrison H. Augur 03 Arthur G. Epker, III 04 Richard L. Guido 05 Peter C. Howell 06 George M. Middlemas The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of appointment of GHP Horwath, P.C. as the independent registered public accounting firm for the fiscal year 0 0 0 ending August 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. . 11699 . 0 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000152375 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . PURE CYCLE CORPORATION Annual Meeting of Shareholders January 16, 2013 2:00 PM MT This proxy is solicited by the Board of Directors Harrison H. Augur and Mark W. Harding, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Pure Cycle Corporation to be held on January 16, 2013 at 2PM Mountain Time at the offices of Davis, Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, CO 80202, or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no instructions are specified, this proxy will be voted FOR the election of directors and proposal 2. If any other matters properly come before the meeting, this proxy will be voted by the above named proxies in their discretion. . 11699 . 0 . 0 R1 _ 2 0000152375 Continued and to be signed on reverse side